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                                                              HECO Exhibit 12(b)
                                                              ------------------

Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

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                                                                       Three months ended
                                                                            March 31,
                                                                      --------------------
(dollars in thousands)                                                  1995         1994
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
Fixed charges
Total interest charges.............................................   $10,446      $ 9,063
Interest component of rentals......................................       175          212
Pretax preferred stock dividend requirements of subsidiaries.......     1,125        1,169
                                                                      -------      -------
Total fixed charges................................................   $11,746      $10,444
                                                                      =======      =======
Earnings
Income before preferred stock dividends of HECO....................   $16,839      $10,360
Income taxes (see note below)......................................    10,970        7,008
Fixed charges, as shown............................................    11,746       10,444
AFUDC for borrowed funds...........................................    (1,167)        (871)
                                                                      -------      -------
Earnings available for fixed charges...............................   $38,388      $26,941
                                                                      =======      =======

Ratio of earnings to fixed charges.................................      3.27         2.58
                                                                      =======      =======
Note:
Income taxes is comprised of the following
  Expense relating to operating income for regulatory purposes.....   $11,174      $ 7,054
  Benefit relating to nonoperating loss............................      (204)         (46)
                                                                      -------      -------
                                                                      $10,970      $ 7,008
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